Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Marty Jimmerson

RigNet, Inc.

+1 (281) 674-0699

investor.relations@rig.net

RigNet Announces First Quarter 2013 Earnings Results

•	Record quarterly revenue of $52.8 million, including $16.8 million from our Nessco operations, a recently acquired subsidiary. Organic revenue increased 15.4% over the same quarter last year

•	Record quarterly Adjusted EBITDA of $12.6 million an increase of 36.0% over the same quarter last year

•	Net income attributable to common stockholders of $3.7 million, or $0.22 per diluted share, an increase of $0.08 per diluted share over the same quarter last year

HOUSTON, TX – May 6, 2013 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of remote communication services to the oil and gas industry, today reported quarterly results for the quarter ended March 31, 2013.

Revenue was a record $52.8 million for the first quarter, including $16.8 million from our Nessco operations, a recently acquired subsidiary. Organic revenue increased by $4.8 million, or 15.4%, for the three months ended March 31, 2013, as compared to the same period of 2012 primarily due to increases in sites served and increased revenue-per-unit resulting from bandwidth upgrades and additional value-added services provided. Revenue increased by $3.5 million, or 7.2%, for the three months ended March 31, 2013, as compared to the previous quarter primarily due to advancement of systems integration projects.

Record Adjusted EBITDA of $12.6 million in the first quarter, or 23.9% of revenue, represents an increase of 36.0% over the same quarter last year and an increase of 6.8% over the previous quarter. Adjusted EBITDA increased by $3.3 million over the prior year period primarily due to the Nessco acquisition and growth in our core offshore business partially offset by costs associated with head count additions and additional professional fees. Adjusted EBITDA increased $0.8 million over the previous quarter, primarily due to increased revenue described above partially offset by increased operating costs to support the increase in revenue. The increase in Adjusted EBITDA was also partially offset by costs associated with head count additions and additional professional fees.

Net income attributable to common stockholders was $3.7 million, or $0.22 per diluted share, for the first quarter compared to net income attributable to common stockholders of $2.4 million, or $0.14 per diluted share, in the same quarter last year and net income attributable to common stockholders of $3.4 million, or $0.20 per diluted share, in the previous quarter.

Capital expenditures were $6.6 million in the first quarter compared to $6.0 million in the same quarter last year and $5.3 million in the previous quarter.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Mark B. Slaughter, chief executive officer and president, commented, “I am very pleased with our solid first quarter results, reflecting growth in our core offshore rig communications business as well as improved contributions from Nessco and its systems integration business, which we acquired mid-way through last year. As we look forward into the year, we continue to see favorable market conditions for our products and services around the globe.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, May 7, 2013, to discuss RigNet’s 2013 first quarter year results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA. Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2012, for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed remote communications, systems integration and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over thirty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$52,818	$49,280	$31,210

Expenses:
Cost of revenue (excluding depreciation and amortization)	29,122	26,878	14,181
Depreciation and amortization	4,969	4,963	3,928
Selling and marketing	787	803	658
General and administrative	11,760	10,351	7,545

Total expenses	46,638	42,995	26,312

Operating income	6,180	6,285	4,898
Other income (expense), net	107	(942)	(261)

Income before income taxes	6,287	5,343	4,637
Income tax expense	(2,512)	(1,850)	(2,143)

Net income	$3,775	$3,493	$2,494

Income Per Share—Basic and Diluted
Net income attributable to RigNet, Inc. common stockholders	$3,735	$3,379	$2,412
Net income per share attributable to RigNet, Inc. common stockholders, basic	$0.24	$0.22	$0.16
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.22	$0.20	$0.14
Weighted average shares outstanding, basic	15,759	15,680	15,464
Weighted average shares outstanding, diluted	17,327	17,151	16,948
Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$23,696	$22,402	$17,029
Gross Profit (excluding depreciation and amortization) margin	44.9%	45.5%	54.6%
Adjusted EBITDA	$12,621	$11,818	$9,283
Adjusted EBITDA margin	23.9%	24.0%	29.7%

	Three Months Ended
	March 31,	December	March 31,
	2013	31, 2012	2012
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$18,968	$17,700	$13,301
Depreciation and amortization related to cost of revenue	4,728	4,702	3,728

Gross Profit (excluding depreciation and amortization)	$23,696	$22,402	$17,029

	Three Months Ended
	March 31,	December	March 31,
	2013	31, 2012	2012
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$3,775	$3,493	$2,494
Interest expense	507	625	187
Depreciation and amortization	4,969	4,963	3,928
(Gain) loss on sales of property and equipment, net of retirements	41	10	(50)
Stock-based compensation	817	628	581
Acquisition costs	—	249	—
Income tax expense	2,512	1,850	2,143

Adjusted EBITDA (non-GAAP measure)	$12,621	$11,818	$9,283

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	March 31,	December 31,
	2013	2012
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$54,716	$59,744
Restricted cash—current portion	1,190	987
Restricted cash—long-term	1,265	1,809
Total assets	212,784	215,932
Current maturities of long-term debt	9,425	9,422
Long-term debt	49,510	51,871

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$59,744	$53,106
Net cash provided by operating activities	3,890	7,740
Net cash used in investing activities	(5,265)	(6,902)
Net cash used in financing activities	(2,035)	(2,253)
Changes in foreign currency translation	(1,618)	1,113

Cash and cash equivalents, March 31,	$54,716	$52,804

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter
	2012	2012	2012	2012	2013
Selected Operational Data:
Offshore drilling rigs (1)	233	234	233	237	245
U.S. onshore drilling rigs	323	308	302	282	271
Other sites (2)	493	515	550	575	608

Total	1,049	1,057	1,085	1,094	1,124

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels, international land rigs, completion sites, man-camps, remote offices and supply bases

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended
	March 31,	December	March 31,
	2013	31, 2012	2012
	(in thousands)
Americas:
Revenue	$12,415	$12,816	$11,843
Cost of revenue	5,281	5,586	5,666

Gross Profit (non-GAAP measure)	7,134	7,230	6,177

Gross Profit margin	57.5%	56.4%	52.2%
Depreciation and amortization	1,794	1,873	1,880
Selling, general and administrative	1,677	1,647	1,639

Operating income	$3,663	$3,710	$2,658

Adjusted EBITDA (non-GAAP measure)	$5,417	$5,520	$4,682

Adjusted EBITDA margin	43.6%	43.1%	39.5%
Europe/Africa:
Revenue	$27,572	$23,913	$9,513
Cost of revenue	17,522	15,516	3,773

Gross Profit (non-GAAP measure)	10,050	8,397	5,740

Gross Profit margin	36.5%	35.1%	60.3%
Depreciation and amortization	1,746	1,806	741
Selling, general and administrative	2,536	2,711	871

Operating income	$5,768	$3,880	$4,128

Adjusted EBITDA (non-GAAP measure)	$8,254	$5,473	$4,705

Adjusted EBITDA margin	29.9%	22.9%	49.5%
Middle East/Asia Pacific:
Revenue	$12,831	$12,551	$9,854
Cost of revenue	5,008	4,671	3,821

Gross Profit (non-GAAP measure)	7,823	7,880	6,033

Gross Profit margin	61.0%	62.8%	61.2%
Depreciation and amortization	1,282	1,243	1,301
Selling, general and administrative	1,117	1,246	950

Operating income	$5,424	$5,391	$3,782

Adjusted EBITDA (non-GAAP measure)	$6,706	$6,582	$5,004

Adjusted EBITDA margin	52.3%	52.4%	50.8%

NOTE:	Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net